UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 8, 2024

ZILLOW GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	001-36853	47-1645716
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Second Avenue, Floor 36, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)
(206) 470-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ZG	The Nasdaq Global Select Market
Class C Capital Stock, par value $0.0001 per share	Z	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01	Other Events.
On October 8, 2024, Zillow Group, Inc. (“the Company”) issued a notice of redemption (the “Redemption Notice”) for all $498.8 million aggregate principal amount outstanding of its 1.375% Convertible Senior Notes due 2026 (the “Notes”), which were issued pursuant to an Indenture dated as of September 9, 2019 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.
Pursuant to the Redemption Notice, on December 18, 2024 (the “Redemption Date”), the Company will redeem all Notes that have not been converted prior to such date at a redemption price in cash equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest from September 1, 2024 to, but excluding, the Redemption Date (the “Redemption Price”). On the Redemption Date, the Redemption Price will become due and payable upon each Note to be redeemed and interest thereon will cease to accrue on and after the Redemption Date.
The Notes called for redemption may be converted by holders at any time prior to 5:00 p.m. (New York City time) on December 17, 2024 (the “Conversion Deadline Date”). The conversion rate for the Notes is 22.9830 shares of Class C Capital Stock per $1,000 principal amount of Notes converted (subject to adjustment under certain circumstances as set forth in the Indenture). The Company has elected to settle any conversions occurring after the date of the Redemption Notice and prior to the Conversion Deadline Date by Combination Settlement (as defined in the Indenture), with a Specified Dollar Amount (as defined in the Indenture) per $1,000 principal amount of Notes equal to $1,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2024	ZILLOW GROUP, INC.

	By:	/s/ JENNIFER ROCK
	Name:	Jennifer Rock
	Title:	Chief Accounting Officer